Independent Auditors' Report


[KPMG LOGO]


To the Shareholders and Board of Directors of Pfizer Inc:

We have audited the accompanying consolidated balance sheets of Pfizer Inc and subsidiary companies as of December 31, 1999, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pfizer Inc and subsidiary companies at December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.


/s/ KPMG LLP


New York, NY
February 14, 2000

                                             Pfizer Inc and Subsidiary Companies


Consolidated Statement of Income

-------------------------------------------------------------------------------------------------
                                                                    Year ended December 31
                                                          ---------------------------------------
(millions, except per share data)                             1999            1998           1997
-------------------------------------------------------------------------------------------------
Net sales                                                 $ 14,133        $ 12,677       $ 10,739
Alliance revenue                                             2,071             867            316
-------------------------------------------------------------------------------------------------
Total revenues                                              16,204          13,544         11,055
Costs and expenses:
 Cost of sales                                               2,528           2,094          1,776
 Selling, informational and administrative expenses          6,351           5,568          4,401
 Research and development expenses                           2,776           2,279          1,805
 Other deductions -- net                                       101           1,009            206
-------------------------------------------------------------------------------------------------
Income from continuing operations before provision
 for taxes on income and minority interests                  4,448           2,594          2,867
Provision for taxes on income                                1,244             642            775
Minority interests                                               5               2             10
-------------------------------------------------------------------------------------------------

Income from continuing operations                            3,199           1,950          2,082
Discontinued operations -- net of tax                          (20)          1,401            131
-------------------------------------------------------------------------------------------------
Net income                                                $  3,179        $  3,351       $  2,213
-------------------------------------------------------------------------------------------------

Earnings per common share -- basic
 Income from continuing operations                        $    .85        $    .51       $    .55
 Discontinued operations -- net of tax                        (.01)            .37            .04
-------------------------------------------------------------------------------------------------
 Net income                                               $    .84        $    .88       $    .59
-------------------------------------------------------------------------------------------------

Earnings per common share -- diluted
 Income from continuing operations                        $    .82        $    .49       $    .53
 Discontinued operations -- net of tax                          --             .36            .04
-------------------------------------------------------------------------------------------------
 Net income                                               $    .82        $    .85       $    .57
-------------------------------------------------------------------------------------------------
Weighted average shares -- basic                             3,775           3,789          3,771
Weighted average shares -- diluted                           3,884           3,945          3,909
-------------------------------------------------------------------------------------------------



See Notes to Consolidated Financial Statements which are an integral part of these statements.

Pfizer Inc and Subsidiary Companies


Consolidated Balance Sheet

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    December 31
                                                                                     ----------------------------------------
(millions, except per share data)                                                        1999            1998            1997
-----------------------------------------------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                                            $    739        $  1,552        $    877
Short-term investments                                                                  3,703           2,377             712
Accounts receivable, less allowance for doubtful accounts:
 1999 -- $68; 1998 -- $67; 1997 -- $35                                                  3,864           2,914           2,220
Short-term loans                                                                          273             150             115
Inventories
 Finished goods                                                                           650             697             442
 Work in process                                                                          711             890             808
 Raw materials and supplies                                                               293             241             211
-----------------------------------------------------------------------------------------------------------------------------
   Total inventories                                                                    1,654           1,828           1,461
-----------------------------------------------------------------------------------------------------------------------------
Prepaid expenses and taxes                                                                958           1,110             637
Net assets of discontinued operations                                                      --              --           1,420
-----------------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                11,191           9,931           7,442
Long-term loans and investments                                                         1,721           1,756           1,330
Property, plant and equipment, less accumulated depreciation                            5,343           4,415           3,793
Goodwill, less accumulated amortization:
 1999 -- $129; 1998 -- $109; 1997 -- $90                                                  763             813             989
Other assets, deferred taxes and deferred charges                                       1,556           1,387           1,437
-----------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                      $ 20,574        $ 18,302        $ 14,991
-----------------------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current Liabilities
Short-term borrowings, including current portion of long-term debt                   $  5,001        $  2,729        $  2,251
Accounts payable                                                                          951             971             660
Dividends payable                                                                         349             285              --
Income taxes payable                                                                      869           1,162             729
Accrued compensation and related items                                                    669             614             456
Other current liabilities                                                               1,346           1,431             898
-----------------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                            9,185           7,192           4,994
Long-term debt                                                                            525             527             725
Postretirement benefit obligation other than pension plans                                346             359             394
Deferred taxes on income                                                                  301             197             127
Other noncurrent liabilities                                                            1,330           1,217             818
-----------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                   11,687           9,492           7,058
-----------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Preferred stock, without par value; 12 shares authorized, none issued                      --              --              --
Common stock, $.05 par value; 9,000 shares authorized;
 issued: 1999 -- 4,260; 1998 -- 4,222; 1997 -- 4,165                                      213             210             207
Additional paid-in capital                                                              5,416           5,506           3,101
Retained earnings                                                                      13,396          11,439           9,349
Accumulated other comprehensive expense                                                  (399)           (234)            (85)
Employee benefit trusts                                                                (2,888)         (4,200)         (2,646)
Treasury stock, at cost:
 1999 -- 413; 1998 -- 339; 1997 -- 283                                                 (6,851)         (3,911)         (1,993)
-----------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                           8,887           8,810           7,933
-----------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                        $ 20,574        $ 18,302        $ 14,991
=============================================================================================================================

See Notes to Consolidated Financial Statements which are an integral part of these statements.

                                             Pfizer Inc and Subsidiary Companies


Consolidated Statement of Shareholders' Equity


------------------------------------------------------------------------------------------------------------------------------------

                                                                                Employee
                                            Common Stock     Additional      Benefit Trusts        Treasury Stock
                                         ------------------   Paid-In     --------------------    ----------------     Retained
(millions)                               Shares   Par Value   Capital     Shares    Fair Value    Shares      Cost      Earnings
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997                   1,378        $ 69    $1,693        (36)      $(1,488)      (87)  $(1,482)     $ 8,017
Restatement for the 1999 stock split      2,756         138      (138)       (72)           --      (175)       --           --
-----------------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1997, as restated      4,134         207     1,555       (108)       (1,488)     (262)   (1,482)       8,017
Comprehensive income:
 Net income                                                                                                               2,213
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment
   Net unrealized gain on available-
    for-sale securities
   Minimum pension liability

 Total other comprehensive expense


Total comprehensive income
Cash dividends declared                                                                                                    (881)
Stock option transactions                    29          --       343                                 13        68
Purchases of common stock                                                                            (34)     (586)
Employee benefit trusts
 transactions -- net                                            1,177          1        (1,158)       --         7
Other                                         2          --        26
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                 4,165         207     3,101       (107)       (2,646)     (283)   (1,993)       9,349
Comprehensive income:
 Net income                                                                                                               3,351
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment
   Net unrealized loss on available-
    for-sale securities
   Minimum pension liability

 Total other comprehensive expense

Total comprehensive income
Cash dividends declared                                                                                                  (1,261)
Stock option transactions                    55           3       745                                 --       (18)
Purchases of common stock                                                                            (58)   (1,912)
Employee benefit trusts
 transactions -- net                                            1,633          5        (1,554)        2        12
Other                                         2          --        27
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                 4,222         210     5,506       (102)       (4,200)     (339)   (3,911)      11,439
Comprehensive income:
 Net income                                                                                                               3,179
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment
   Net unrealized gain on available-
    for-sale securities
   Minimum pension liability

 Total other comprehensive expense

Total comprehensive income
Cash dividends declared                                                                                                  (1,222)
Stock option transactions                    35           3       526                                 --       (16)
Purchases of common stock                                                                            (66)   (2,500)
Employee benefit trusts
 transactions -- net                                             (735)        13         1,312        (8)     (424)
Other                                         3          --       119
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                 4,260        $213    $5,416        (89)      $(2,888)     (413)  $(6,851)     $13,396
-----------------------------------------------------------------------------------------------------------------------------------



                                              Accum.
                                          Other Com-
                                          prehensive
(millions)                                 Inc./(Exp.)     Total
----------------------------------------------------------------
Balance January 1, 1997                           $145    $6,954
Restatement for the 1999 stock split                --       --
----------------------------------------------------------------
Balance January 1, 1997, as restated               145     6,954
Comprehensive income:
 Net income                                                2,213
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment                (253)     (253)
   Net unrealized gain on available-
    for-sale securities                             20        20
   Minimum pension liability                         3         3
                                          ----------------------
 Total other comprehensive expense                (230)     (230)
                                          ----------------------

Total comprehensive income                                 1,983
Cash dividends declared                                     (881)
Stock option transactions                                    411
Purchases of common stock                                   (586)
Employee benefit trusts
 transactions -- net                                          26
Other                                                         26
----------------------------------------------------------------
Balance December 31, 1997                          (85)    7,933
Comprehensive income:
 Net income                                                3,351
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment                 (74)      (74)
   Net unrealized loss on available-
    for-sale securities                             (2)       (2)
   Minimum pension liability                       (73)      (73)
                                          ----------------------
 Total other comprehensive expense                (149)     (149)
                                          ----------------------
Total comprehensive income                                 3,202
Cash dividends declared                                   (1,261)
Stock option transactions                                    730
Purchases of common stock                                 (1,912)
Employee benefit trusts
 transactions -- net                                          91
Other                                                         27
----------------------------------------------------------------
Balance December 31, 1998                         (234)    8,810
Comprehensive income:
 Net income                                                3,179
 Other comprehensive expense --
   net of tax:
   Currency translation adjustment                (222)     (222)
   Net unrealized gain on available-
    for-sale securities                             81        81
   Minimum pension liability                       (24)      (24)
                                          ----------------------
 Total other comprehensive expense                (165)     (165)
                                          ----------------------
Total comprehensive income                                 3,014
Cash dividends declared                                   (1,222)
Stock option transactions                                    513
Purchases of common stock                                 (2,500)
Employee benefit trusts
 transactions -- net                                         153
Other                                                        119
----------------------------------------------------------------
Balance December 31, 1999                        $(399)   $8,887
----------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.

Pfizer Inc and Subsidiary Companies


Consolidated Statement of Cash Flows

-----------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended December 31
                                                                                 --------------------------------------
(millions of dollars)                                                               1999           1998           1997
-----------------------------------------------------------------------------------------------------------------------
Operating Activities
 Income from continuing operations                                                $ 3,199        $ 1,950        $ 2,082
 Adjustments to reconcile income from continuing operations
 to net cash provided by operating activities:
   Depreciation and amortization                                                      542            489            428
   Trovan inventory write-off                                                         310             --             --
   Asset impairments and restructuring charges                                         --            323             --
   Deferred taxes and other                                                           286             22             83
   Changes in assets and liabilities, net of effect of businesses divested:
    Accounts receivable                                                              (978)          (765)          (477)
    Inventories                                                                      (240)          (439)          (350)
    Prepaid and other assets                                                           68           (350)          (128)
    Accounts payable and accrued liabilities                                           61            628            (63)
    Income taxes payable                                                             (179)           951            (54)
    Other deferred items                                                                7            473             59
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           3,076          3,282          1,580
-----------------------------------------------------------------------------------------------------------------------
Investing Activities
 Purchases of property, plant and equipment                                        (1,561)        (1,198)          (878)
 Proceeds from disposals of property, plant and equipment                              71             79             47
 Purchases net of maturities of short-term investments                             (8,633)        (5,845)          (221)
 Proceeds from redemptions of short-term investments                                7,309          4,209             28
 Proceeds from sales of businesses -- net                                              26          3,059             21
 Purchases of long-term investments                                                  (322)          (752)           (74)
 Other investing activities                                                           342            113            114
-----------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                              (2,768)          (335)          (963)
-----------------------------------------------------------------------------------------------------------------------
Financing Activities
 Repayments of long-term debt                                                          (4)          (202)          (269)
 Increase in short-term debt -- net                                                 2,083            402            325
 Proceeds from stock issuances                                                         62             --             --
 Purchases of common stock                                                         (2,500)        (1,912)          (586)
 Cash dividends paid                                                               (1,148)          (976)          (881)
 Stock option transactions and other                                                  380            411            430
-----------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                              (1,127)        (2,277)          (981)
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by discontinued operations                                (20)             4            118
-----------------------------------------------------------------------------------------------------------------------
Effect of exchange-rate changes on cash and cash equivalents                           26              1            (27)
-----------------------------------------------------------------------------------------------------------------------
Net (decrease)/increase in cash and cash equivalents                                 (813)           675           (273)
Cash and cash equivalents at beginning of year                                      1,552            877          1,150
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $   739        $ 1,552        $   877
-----------------------------------------------------------------------------------------------------------------------
Supplemental Cash Flow Information
 Cash paid during the period for:
   Income taxes                                                                   $ 1,293        $ 1,073        $   809
   Interest                                                                           238            155            149
-----------------------------------------------------------------------------------------------------------------------


See Notes to Consolidated Financial Statements which are an integral part of these statements.

                                             Pfizer Inc and Subsidiary Companies


Notes to Consolidated Financial Statements


1 Significant Accounting Policies

A -- Consolidation and Basis of Presentation
The consolidated financial statements include the parent company and all significant subsidiaries, including those operating outside the U.S. Balance sheet amounts for the international operations are as of November 30 of each year and income statement amounts are for the full-year periods ending on the same date. Substantially all unremitted earnings of international subsidiaries are free of legal and contractual restrictions. All significant transactions among our businesses have been eliminated. We made certain reclassifications to the 1998 and 1997 financial statements to conform to the 1999 presentation.

     In preparing the financial statements, we must use some estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, employee benefits and asset valuation allowances. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the health care environment, competition, foreign exchange and legislation.

B -- Cash Equivalents
Cash equivalents include items almost as liquid as cash, such as certificates of deposit and time deposits with maturity periods of three months or less when purchased. If items meeting this definition are part of a larger investment pool, we classify them as Short-term investments.

C -- Inventories
We value inventories at cost or fair value, if lower. Cost is determined as follows:

     -    finished goods and work-in-process at average actual cost

     -    raw materials and supplies at average or latest actual cost

     In 1999, we changed the method of determining the cost of all of our remaining inventories previously on the "Last-in, first-out" (LIFO) method to the "First-in, first-out" (FIFO) method. Those inventories consisted of U.S. sourced pharmaceuticals and part of the animal health inventories. We believe that the change in accounting for inventories from LIFO to FIFO is preferable because inventory costs are stable and substantially unaffected by inflation. The change in the method of inventory costing resulted in a pre-tax benefit of $6.6 million included in Cost of sales for 1999.

D -- Long-Lived Assets
Long-lived assets include:

     - property, plant and equipment -- These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. We depreciate the cost evenly over the assets' estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

     - goodwill -- Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets when accounted for by the purchase method. We amortize goodwill evenly over periods not exceeding 40 years. The average amortization period is 37 years.

     - other intangible assets -- Other intangible assets are included in Other assets, deferred taxes and deferred charges. We amortize these assets evenly over their estimated useful lives.

     We review long-lived assets to assess recoverability from future operations using undiscounted cash flows. When necessary, we record charges for impairments of long-lived assets for the amount by which the present value of future cash flows exceeds the carrying value of these assets.

E -- Foreign Currency Translation
For most international operations, local currencies are considered their functional currencies. We translate assets and liabilities to their U.S. dollar equivalents at rates in effect at the balance sheet date and record translation adjustments in Shareholders' Equity. We translate Statement of Income accounts at average rates for the period. Transaction adjustments are recorded in Other deductions -- net.

     For operations in highly inflationary economies, we translate the balance sheet items as follows:

     - monetary items (that is, assets and liabilities that will be settled for cash) at rates in effect at the balance sheet date, with translation adjustments recorded in Other deductions -- net

     - non-monetary items at historical rates (that is, those rates in effect when the items were first recorded)

Pfizer Inc and Subsidiary Companies

F -- Product Alliances

We have agreements to promote pharmaceutical products developed by other companies. Alliance revenue represents revenue recorded under these co-promotion agreements and is derived from the sale of products. The revenue is earned when our co-promotion partners ship the related goods and the sale is consummated with a third party. Such revenue is based in most cases upon a percentage of our co-promotion partners' net sales. Selling, informational and administrative expenses in most cases includes other expenses for selling and marketing these products.

     We have license agreements in certain foreign countries for these products. When products are sold under license agreements, we record Net sales instead of Alliance revenue and record related costs and expenses in the appropriate caption in the Statement of Income.

G -- Stock-Based Compensation

In accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, we elected to account for our stock-based compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

     The exercise price of stock options granted equals the market price on the date of grant. In general, there is no recorded expense related to stock options.

H -- Advertising Expense

We record advertising expense as follows:

     -    production costs as incurred

     - costs of radio time, television time and space in publications are deferred until the advertising first occurs

     Advertising expense totaled $1,310 million in 1999, $1,139 million in 1998, and $898 million in 1997.

2 Discontinued Operations

In 1999, we agreed to pay a fine of $20 million to settle antitrust charges involving our former Food Science Group, divested in 1996. For additional details, see note 18, "Litigation."

     In 1998, we completed the sale of the Medical Technology Group (MTG) segment. Accordingly, the consolidated financial statements and related notes reflect the results of operations and net assets of the MTG businesses -- Valleylab, Schneider, American Medical Systems (AMS), Howmedica and Strato/Infusaid -- as discontinued operations. We completed the sales of:

     -    Howmedica to Stryker Corporation in December for $1.65 billion in cash

     - Schneider to Boston Scientific Corporation in September for $2.1 billion in cash

     - AMS to E.M. Warburg, Pincus & Co., LLC in September for $130 million in cash

     - Valleylab to U.S. Surgical Corporation in January for $425 million in cash

     In 1997, we sold Strato/Infusaid to Horizon Medical Products and Arrow International for $21 million in cash.

     The contractual net assets identified as part of the disposition of Valleylab, Schneider, AMS and Howmedica are recorded as Net assets of discontinued operations at December 31, 1997. The net cash flows of our discontinued operations are reported as Net cash (used in)/provided by discontinued operations.

     Net assets of discontinued operations consisted of the following:


--------------------------------------------------------------------------------
(millions of dollars)                                                       1997
--------------------------------------------------------------------------------
Net current assets                                                        $  397
Property, plant and equipment -- net                                         383
Other net noncurrent assets
  and liabilities                                                            640
--------------------------------------------------------------------------------
Net assets of discontinued operations                                     $1,420
--------------------------------------------------------------------------------



     Discontinued operations -- net of tax were as follows:


-----------------------------------------------------------------------------------
(millions of dollars)                             1999           1998          1997
-----------------------------------------------------------------------------------
Net sales                                      $    --        $ 1,160       $ 1,449
-----------------------------------------------------------------------------------
Pre-tax income/(loss)                          $   (20)       $    92       $   232
Provision for taxes on income                       --             57            93
-----------------------------------------------------------------------------------
Income/(loss) from operations of
  discontinued businesses -- net of tax            (20)            35           139
-----------------------------------------------------------------------------------
Pre-tax gain/(loss) on disposal of
  discontinued businesses                           --          2,504           (11)
Provision/(benefit) for taxes on
  gain/(loss)                                       --          1,138            (3)
-----------------------------------------------------------------------------------
Gain/(loss) on disposal of discontinued
  businesses -- net of tax                          --          1,366            (8)
-----------------------------------------------------------------------------------
Discontinued operations -- net of tax          $   (20)       $ 1,401       $   131
-----------------------------------------------------------------------------------



3 Financial Subsidiaries

Our financial subsidiaries include Pfizer International Bank Europe (PIBE) and a small captive insurance company. PIBE periodically adjusts its loan portfolio to meet its business needs. Information about these subsidiaries follows:

Condensed Balance Sheet

--------------------------------------------------------------------------------
(millions of dollars)                             1999         1998         1997
--------------------------------------------------------------------------------
Cash and interest-bearing deposits                $114         $103         $115
Loans -- net                                       380          433          408
Other assets                                        13           15            8
--------------------------------------------------------------------------------
  Total assets                                    $507         $551         $531
--------------------------------------------------------------------------------
Certificates of deposit and
  other liabilities                               $ 24         $ 97         $ 73
Shareholders' equity                               483          454          458
--------------------------------------------------------------------------------
  Total liabilities and
  shareholders' equity                            $507         $551         $531
--------------------------------------------------------------------------------

                                             Pfizer Inc and Subsidiary Companies

Condensed Statement of Income

--------------------------------------------------------------------------------
(millions of dollars)                        1999           1998           1997
--------------------------------------------------------------------------------
Interest income                              $ 27           $ 30           $ 29
Interest expense                               (2)            (2)            (2)
Other income -- net                             8              1             13
--------------------------------------------------------------------------------
Net income                                   $ 33           $ 29           $ 40
--------------------------------------------------------------------------------


4 Financial Instruments

Most of our financial instruments are recorded in the Balance Sheet. Several "derivative" financial instruments are "off-balance-sheet" items.

A -- Investments in Debt and Equity Securities

Information about our investments follows:


--------------------------------------------------------------------------------
(millions of dollars)                         1999          1998           1997
--------------------------------------------------------------------------------
Trading securities                         $   113       $    99        $    --
--------------------------------------------------------------------------------
Amortized cost and fair value of
  held-to-maturity debt securities:*
   Corporate debt                            3,624         2,306            626
   Certificates of deposit                     445           670            655
   Municipals                                   --            --             56
   Other                                        19            21            104
--------------------------------------------------------------------------------
  Total held-to-maturity debt securities     4,088         2,997          1,441
--------------------------------------------------------------------------------
Cost and fair value of available-for-
  sale debt securities*                        686           686            686
--------------------------------------------------------------------------------
Cost of available-for-sale equity
  securities                                    60            54             81
Gross unrealized gains                         230           106            106
Gross unrealized losses                         --            (8)            (4)
--------------------------------------------------------------------------------
  Fair value of available-for-sale
   equity securities                           290           152            183
--------------------------------------------------------------------------------
   Total investments                       $ 5,177       $ 3,934        $ 2,310
--------------------------------------------------------------------------------

*Gross unrealized gains and losses are not significant.


     These investments are in the following captions in the Balance Sheet:


--------------------------------------------------------------------------------
(millions of dollars)                           1999          1998          1997
--------------------------------------------------------------------------------
Cash and cash equivalents                     $  443        $  660        $  636
Short-term investments                         3,703         2,377           712
Long-term loans and investments                1,031           897           962
--------------------------------------------------------------------------------
Total investments                             $5,177        $3,934        $2,310
--------------------------------------------------------------------------------


     The contractual maturities of the held-to-maturity and available-for-sale debt securities as of December 31, 1999, were as follows:


-------------------------------------------------------------------------------------------
                                                    Years
                                ----------------------------------------------
                                             Over 1       Over 5
(millions of dollars)           Within 1       to 5        to 10       Over 10        Total
-------------------------------------------------------------------------------------------
Held-to-maturity
  debt securities:
   Corporate debt                $3,590       $   34       $   --       $   --       $3,624
   Certificates of deposit          443            2           --           --          445
   Other                             --            2            8            9           19
Available-for-sale
  debt securities:
   Certificates of deposit           --          370           75           --          445
   Corporate debt                    --           91          150           --          241
-------------------------------------------------------------------------------------------
   Total debt securities         $4,033       $  499       $  233       $    9       $4,774
Available-for-sale
  equity securities                                                                     290
Trading securities                                                                      113
-------------------------------------------------------------------------------------------
Total investments                                                                    $5,177
-------------------------------------------------------------------------------------------


B -- Short-Term Borrowings

The weighted average effective interest rate on short-term borrowings outstanding at December 31 was 4.3% in 1999, 3.7% in 1998 and 2.9% in 1997. We had approximately $1.5 billion available to borrow under lines of credit at December 31, 1999.

C -- Long-Term Debt

--------------------------------------------------------------------------------
(millions of dollars)                               1999        1998        1997
--------------------------------------------------------------------------------
Floating-rate unsecured notes                       $491        $491        $686
Other borrowings and mortgages                        34          36          39
--------------------------------------------------------------------------------
Total long-term debt                                $525        $527        $725
--------------------------------------------------------------------------------
Current portion not included above                  $  2        $  4        $  4
--------------------------------------------------------------------------------


     The floating-rate unsecured notes mature on various dates from 2001 to 2005 and bear interest at a defined variable rate based on the commercial paper borrowing rate. The weighted average interest rate was 6.1% at December 31, 1999. These notes minimize credit risk on certain available-for-sale debt securities that may be used to satisfy the notes at maturity. In September 1998, we repaid $195 million of the outstanding floating-rate unsecured notes prior to their scheduled maturity by using the proceeds from the issuance of short-term commercial paper.

     Long-term debt outstanding at December 31, 1999, matures as follows:

--------------------------------------------------------------------------------
                                                                          After
(millions of dollars)         2001       2002       2003        2004       2004
--------------------------------------------------------------------------------
Maturities                    $131       $161        $--         $--       $233
--------------------------------------------------------------------------------

Pfizer Inc and Subsidiary Companies

D -- Derivative Financial Instruments
Purpose
"Forward-exchange contracts," "currency swaps" and "purchased currency options" are used to reduce exposure to foreign exchange risks. Also, "interest rate swap" contracts are used to adjust interest rate exposures.

Accounting Policies
We consider derivative financial instruments to be "hedges" (that is, an offset of foreign exchange and interest rate risks) when certain criteria are met. Under hedge accounting for a purchased currency option, its impact on earnings is deferred until the recognition of the underlying hedged item (inventory) in earnings. We recognize the earnings impact of the other instruments during the terms of the contracts, along with the earnings impact of the items they offset.

     Purchased currency options are recorded at cost and amortized evenly to operations through the expected inventory delivery date. Gains at the transaction date are included in the cost of the related inventory purchased.

     As interest rates change, we accrue the difference between the debt interest rates recognized in the Statement of Income and the amounts payable to or receivable from counterparties under interest rate swap contracts. Likewise, amounts arising from currency swap contracts are accrued as exchange rates change.

     The financial statements include the following items related to derivative and other financial instruments serving as hedges or offsets:

     Prepaid expenses and taxes includes:
     -    purchased currency options

     Other current liabilities includes:
     -    fair value of forward-exchange contracts

     -    net amounts payable related to interest rate swap contracts

     Other noncurrent liabilities includes:
     -    net amounts payable related to currency swap contracts

     Accumulated other comprehensive expense includes changes in the:
     -    foreign exchange translation of currency swaps and foreign debt

     -    fair value of forward-exchange contracts for net investment hedges

     Other deductions -- net includes:
     - changes in the fair value of foreign exchange contracts and changes in foreign currency assets and liabilities

     - payments under swap contracts to offset, primarily, interest expense or, to a lesser extent, net foreign exchange losses

     - amortization of discounts or premiums on currencies sold under forward-exchange contracts

     Our criteria to qualify for hedge accounting are:

     Foreign currency instruments must:
     - relate to a foreign currency asset, liability or an anticipated transaction that is probable and whose characteristics and terms have been identified

     -    involve the same currency as the hedged item

     - reduce the risk of foreign currency exchange movements on our operations

     Interest rate instruments must:
     -    relate to an asset or a liability

     - change the character of the interest rate by converting a variable rate to a fixed rate or vice versa

     The following table summarizes the exposures hedged or offset by the various instruments we use:

--------------------------------------------------------------------------------
                                                    Maximum Maturity in Years
                                                    -------------------------
Instrument                              Exposure      1999    1998     1997
--------------------------------------------------------------------------------
Forward-exchange                Foreign currency
  contracts               assets and liabilities       .5      .5      .5
--------------------------------------------------------------------------------
Currency swaps                   Net investments        4       5      --
                                           Loans       .3       1       2
--------------------------------------------------------------------------------
Purchased                    Inventory purchases
  currency options                     and sales       .9       1       1
--------------------------------------------------------------------------------
Interest rate swaps                Debt interest        4       5       1
--------------------------------------------------------------------------------

                                             Pfizer Inc and Subsidiary Companies


Instruments Outstanding
The notional amounts of derivative financial instruments, except for currency swaps, do not represent actual amounts exchanged by the parties, but instead represent the amount of the item on which the contracts are based.

     The notional amounts of our foreign currency and interest rate contracts follow:

--------------------------------------------------------------------------------
(millions of dollars)                             1999         1998         1997
--------------------------------------------------------------------------------
Foreign currency contracts:
  Commitments to sell foreign
  currencies, primarily in exchange
  for U.S. dollars:
   Euro*                                        $1,050       $   --       $   --
   U.K. pounds                                     781          482          548
   Japanese yen                                    412          298          224
   Irish punt*                                      91           61          107
   Australian dollars                               76           98           59
   German marks*                                    39           50          158
   Netherlands guilders*                            --          316            4
   French francs*                                   --          216          134
   Other currencies                                192          201          240
  Commitments to purchase foreign
  currencies, primarily in exchange
  for U.S. dollars:
   Euro*                                           339           --           --
   U.K. pounds                                     101           53           60
   Irish punt*                                      50          532           92
   German marks*                                    47           67           73
   Netherlands guilders*                            --          156            4
   Swiss francs                                     --            8          187
   Other currencies                                196          144          136
--------------------------------------------------------------------------------
  Total forward-exchange contracts              $3,374       $2,682       $2,026
--------------------------------------------------------------------------------
  Currency swaps:
   Japanese yen                                 $  829       $  754       $   --
   U.K. pounds                                      40           40           40
--------------------------------------------------------------------------------
  Total currency swaps                          $  869       $  794       $   40
--------------------------------------------------------------------------------
  Purchased currency options,
  primarily for U.S. dollars:
   Japanese yen                                 $  393       $  364       $  198
   German marks                                     --           --          130
   French francs                                    --           --           46
   Belgian francs                                   --           --           29
   Other currencies                                 30           25           61
--------------------------------------------------------------------------------
  Total purchased currency options              $  423       $  389       $  464
--------------------------------------------------------------------------------
Interest rate swap contracts:
  Japanese yen                                  $  353       $  321       $  814
  Swiss francs                                      --           --          405
--------------------------------------------------------------------------------
Total interest rate swaps                       $  353       $  321       $1,219
--------------------------------------------------------------------------------

*On January 1, 1999, members of the European Monetary Union were permitted to use the new currency, the euro, or their old currency.

     The Japanese yen for U.S. dollar currency swaps require that we make interim payments of a fixed rate of 1.1% on the Japanese yen payable and have interim receipts of a variable rate based on a commercial paper rate on the U.S. dollar receivable. These currency swaps replaced $625 million of Japanese yen debt, which previously served as a hedge of our net investments in Japan, as well as related interest rate swaps.

     The Japanese yen and Swiss franc interest rate swaps effectively fixed the interest rate on floating rate debt as follows:

     -    the Japanese yen debt at 1.4% in 1999, 1998 and 1997

     -    the Swiss franc debt at 2.1% in 1997

     The floating interest rates were based on "LIBOR" rates related to the contract currencies. In connection with the sale of the Schneider Swiss subsidiary in 1998, we terminated the Swiss franc interest rate swap contracts and ceased borrowing Swiss francs.

E -- Fair Value
The following methods and assumptions were used to estimate the fair value of derivative and other financial instruments at the balance sheet date:

     - short-term financial instruments (cash equivalents, accounts receivable and payable, forward-exchange contracts, short-term investments and borrowings) -- cost approximates fair value because of the short maturity period

     - loans -- cost approximates fair value because of the short interest reset period

     - long-term investments, long-term debt, forward-exchange contracts and purchased currency options -- fair value is based on market or dealer quotes

     - interest rate and currency swap agreements -- fair value is based on estimated cost to terminate the agreements (taking into account broker quotes, current interest rates and the counterparties' creditworthiness)

     The differences between fair and carrying values of our derivative and other financial instruments were not material at December 31, 1999, 1998 and 1997, except for a difference of $230 million at December 31, 1999 for available-for-sale equity securities.

F -- Credit Risk
We periodically review the creditworthiness of counterparties to foreign exchange and interest rate agreements and do not expect to incur a loss from failure of any counterparties to perform under the agreements. In general, there is no requirement for collateral from customers. There are no significant concentrations of credit risk related to our financial instruments. No individual counterparty credit exposure exceeded 10% of our consolidated Shareholders' Equity at December 31, 1999.

Pfizer Inc and Subsidiary Companies

5 Comprehensive Income

Changes in accumulated other comprehensive income/(expense) follow:

-----------------------------------------------------------------------------------
                                                      Net               Accumulated
                                               Unrealized                Other Com-
                                Currency   Gain/(Loss) on    Minimum     prehensive
                             Translation   Available-For-    Pension        Income/
(millions of dollars)         Adjustment  Sale Securities  Liability     (Expense)*
-----------------------------------------------------------------------------------
Balance
  January 1, 1997               $ 174         $  40         $ (69)           $ 145
Period change                    (253)           20             3             (230)
-----------------------------------------------------------------------------------
Balance
  December 31, 1997               (79)           60           (66)             (85)
Period change                     (74)           (2)          (73)            (149)
-----------------------------------------------------------------------------------
Balance
  December 31, 1998              (153)           58          (139)            (234)
Period change                    (222)           81           (24)            (165)
-----------------------------------------------------------------------------------
Balance
  December 31, 1999             $(375)        $ 139         $(163)           $(399)
-----------------------------------------------------------------------------------

* Income tax benefit for other comprehensive expense was $76 million in 1997, $116 million in 1998 and $33 million in 1999.

6 Inventories

In June 1999, the European Union's Committee for Proprietary Medicinal Products suspended the European Union licenses of the oral and intravenous formulations of Trovan for 12 months. Based on our evaluation of these events and related matters, we determined that it was unlikely that certain Trovan inventories of finished goods, bulk, work-in-process, and raw materials will be used. Accordingly, in the third quarter of 1999, we recorded a charge of $310 million ($205 million after-tax, or $.05 after-tax per diluted share) in Cost of sales to write off Trovan inventories in excess of the amount required to support expected sales.

7 Property, Plant and Equipment

The major categories of property, plant and equipment follow:

--------------------------------------------------------------------------------
                                     Useful
                                     Lives
(millions of dollars)                (years)      1999         1998        1997
--------------------------------------------------------------------------------
Land                                   --        $   174     $   151     $   126
Buildings                            33 1/3        2,008       1,669       1,534
Machinery and
  equipment                           8-20         3,040       2,685       2,459
Furniture, fixtures
  and other                        3-12 1/2        1,618       1,383       1,232
Construction in
  progress                             --          1,197         956         516
--------------------------------------------------------------------------------
                                                   8,037       6,844       5,867
Less: accumulated
  depreciation                                     2,694       2,429       2,074
--------------------------------------------------------------------------------
Total property, plant
   and equipment                                 $ 5,343     $ 4,415      $3,793
--------------------------------------------------------------------------------

8 Other Deductions -- Net

The components of other deductions -- net follow:

--------------------------------------------------------------------------------
(millions of dollars)                            1999         1998         1997
--------------------------------------------------------------------------------
Interest income                                 $(301)      $  (185)      $(156)
Interest expense                                  236           143         149
Interest expense capitalized                      (13)           (7)         (2)
--------------------------------------------------------------------------------
Net interest income                               (78)          (49)         (9)
Co-promotion payments to Searle                  --             240        --
Contribution to The
  Pfizer Foundation                              --             300        --
Legal settlements involving the
  brand-name prescription drug
  antitrust litigation                              2            57        --
Amortization of goodwill and other
  intangibles                                      43            45          48
Net exchange (gains)/losses                       (20)          (16)         26
Other, net                                        154           432         141
--------------------------------------------------------------------------------
Other deductions -- net                         $ 101       $ 1,009       $ 206
--------------------------------------------------------------------------------

     In 1999, we substantially completed the actions under the restructuring plans announced in 1998.

     In 1998, we recorded charges for the restructuring in addition to charges for certain asset impairments. The components of these pre-tax charges follow:

--------------------------------------------------------------------------------
(millions of dollars)      Total         COS*      SI&A*       R&D      OD*
--------------------------------------------------------------------------------
Restructuring charges      $177          $68       $17          $1      $  91
Asset impairments           213           18        --           --       195
--------------------------------------------------------------------------------

* COS -- Cost of sales; SI&A -- Selling, informational and administrative expenses; OD -- Other deductions-net.

                                             Pfizer Inc and Subsidiary Companies


     The components of the 1998 restructuring charges follow:

--------------------------------------------------------------------------------
                                                          Utilization
                                                  ------------------------------
(millions of dollars)        Charges in 1998      1998       1999     Beyond
--------------------------------------------------------------------------------
Property, plant
  and equipment                         $ 49       $ 49      $ --        $ --
Write-down of intangibles                 44         44        --          --
Employee termination costs                40         12        28          --
Other                                     44         11        17          16
--------------------------------------------------------------------------------
Total                                   $177       $116      $ 45        $ 16
--------------------------------------------------------------------------------

     These charges resulted from a review of our global operations to increase efficiencies and return on assets, thereby resulting in plant and product line rationalizations. In addition to the disposition of our MTG businesses, we exited certain product lines including certain lines associated with our animal health business and certain of our fermentation operations.

     We wrote off assets related to the product lines we exited, including inventory, intangible assets -- primarily goodwill -- as well as certain buildings, machinery and equipment which we do not plan to use or sell.

     As a result of the restructuring, our work force was reduced by approximately 500 manufacturing, sales and corporate personnel. Employee termination costs represent payments for severance, outplacement counseling fees, medical and other benefits and a $5 million noncash charge for the acceleration of nonvested employee stock options.

     Other restructuring charges consist of charges for inventory for product lines we have exited -- $12 million, contract termination payments -- $9 million, facility closure costs -- $7 million and environmental remediation costs associated with the disposal of certain facilities -- $16 million.

     In 1998, we recorded an impairment charge of $110 million in the pharmaceutical segment to adjust intangible asset values, primarily goodwill and trademarks, related to consumer health care product lines. These charges resulted from significant changes in the marketplace and a revision of our strategies, including:

          - the decision to redeploy resources from personal care and minor brands to over-the-counter switches of prescription products

          - the withdrawal of one of our major over-the-counter products in Italy

          - an acquired product line which experienced declines in market share

     In 1998, our animal health antibiotic feed additive, Stafac, was banned, effective in mid-1999, throughout the European Union, resulting in asset impairment charges of $103 million ($85 million was to adjust intangible asset values, primarily goodwill and trademarks, and $18 million was to adjust the carrying value of machinery and equipment in the pharmaceutical segment).

9 Taxes on Income

Income from continuing operations before taxes consisted of the following:

--------------------------------------------------------------------------------
(millions of dollars)                        1999            1998           1997
--------------------------------------------------------------------------------
United States                               $2,557         $1,184         $1,215
International                                1,891          1,410          1,652
--------------------------------------------------------------------------------
Total income from continuing
  operations before taxes                   $4,448         $2,594         $2,867
--------------------------------------------------------------------------------

     The provision for taxes on income from continuing operations consisted of the following:

--------------------------------------------------------------------------------
(millions of dollars)                             1999        1998        1997
------------------------------------------------------------------------------
United States:
  Taxes currently payable:
   Federal                                       $ 621        $ 344      $ 344
   State and local                                  38           24          9
  Deferred income taxes                            (72)        (162)       (23)
--------------------------------------------------------------------------------
Total U.S. tax provision                           587          206        330
--------------------------------------------------------------------------------
International:
  Taxes currently payable                          606          550        462
  Deferred income taxes                             51         (114)       (17)
--------------------------------------------------------------------------------
Total international tax provision                  657          436        445
--------------------------------------------------------------------------------
Total provision for taxes on income             $1,244        $ 642      $ 775
--------------------------------------------------------------------------------

     Amounts are reflected in the preceding tables based on the location of the taxing authorities. As of December 31, 1999, we have not made a U.S. tax provision of approximately $1.9 billion for approximately $8.2 billion of unremitted earnings of our international subsidiaries. These earnings are expected, for the most part, to be reinvested overseas.

     We operate a manufacturing subsidiary in Puerto Rico that benefits from a Puerto Rican incentive grant in effect through the end of 2002. Under this grant, we are partially exempt from income, property and municipal taxes.

Pfizer Inc and Subsidiary Companies


     Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

--------------------------------------------------------------------------------
(percentages)                               1999           1998          1997
--------------------------------------------------------------------------------
U.S. statutory income tax rate             35.0            35.0          35.0
Effect of partially tax-exempt
  operations in Puerto Rico                (1.5)           (2.2)         (1.8)
Effect of international operations         (4.8)           (5.5)         (5.0)
All other -- net                           (0.7)           (2.5)         (1.2)
--------------------------------------------------------------------------------
Effective tax rate for continuing
  operations                               28.0            24.8          27.0
--------------------------------------------------------------------------------

     Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as "temporary differences." We record the tax effect of these temporary differences as "deferred tax assets" (generally items that can be used as a tax deduction or credit in future periods) and "deferred tax liabilities" (generally items that we received a tax deduction for, but have not yet been recorded in the Statement of Income).

     The tax effects of the major items recorded as deferred tax assets and liabilities are:

-----------------------------------------------------------------------------------
                                 1999                 1998                1997
                             Deferred Tax         Deferred Tax        Deferred Tax
                           ------------------   ------------------ ----------------
(millions of dollars)       Assets    Liabs.     Assets    Liabs.   Assets   Liabs.
-----------------------------------------------------------------------------------
Prepaid/deferred items    $   361    $   197   $   411   $   169   $   252   $  189
Inventories                   471        109       322        72       218       60
Property, plant and
  equipment                    22        514        39       433        30      350
Employee benefits             544        131       391        97       297      113
Restructurings and
  special charge*             244         --       301        --       133       --
Foreign tax credit
  carryforwards               181         --       117        --       159       --
Other carryforwards           165         --        97        --       135       --
Unremitted earnings            --        335        --       335        --       --
All other                     121        170       169        73       119       76
-----------------------------------------------------------------------------------
Subtotal                    2,109      1,456     1,847     1,179     1,343      788
Valuation allowance           (27)        --       (30)       --       (27)      --
-----------------------------------------------------------------------------------
Total deferred taxes      $ 2,082    $ 1,456   $ 1,817   $ 1,179   $ 1,316   $  788
-----------------------------------------------------------------------------------
Net deferred tax asset    $   626              $   638             $   528
-----------------------------------------------------------------------------------

* Includes tax effect of the 1991 charge for potential future Shiley C/C heart valve fracture claims.

     These amounts, netted by taxing location, are in the following captions in the Balance Sheet:

--------------------------------------------------------------------------------
(millions of dollars)                         1999          1998          1997
--------------------------------------------------------------------------------
Prepaid expenses and taxes                    $ 744         $ 809         $ 425
Other assets, deferred taxes and
  deferred charges                              183            26           230
Deferred taxes on income                       (301)         (197)         (127)
--------------------------------------------------------------------------------
Net deferred tax asset                        $ 626         $ 638         $ 528
--------------------------------------------------------------------------------

     A valuation allowance is recorded because some items recorded as foreign deferred tax assets may not be deductible or creditable. The "foreign tax credit carryforwards" were generated from dividends paid or deemed to be paid by subsidiaries to the parent company between 1997 and 1999. We can carry these credits forward for five years from the year of actual payment and apply them to certain U.S. tax liabilities.

     The Internal Revenue Service (IRS) has completed and closed its audits of our tax returns through 1992. The IRS completed its audits in January 2000 of our tax returns for 1993 through 1995. We are awaiting the agent's final report for those years. We do not expect any material adjustments to be proposed.

     In November 1994, Belgian tax authorities notified Pfizer Research and Development Company N.V./S.A. (PRDCO), an indirect, wholly owned subsidiary of our company, of a proposed adjustment to the taxable income of PRDCO for fiscal year 1992. The proposed adjustment arises from an assertion by the Belgian tax authorities of jurisdiction with respect to income resulting primarily from certain transfers of property by our non-Belgian subsidiaries to the Irish branch of PRDCO. In January 1995, PRDCO received an assessment from the tax authorities for additional taxes and interest of approximately $432 million and $97 million, respectively, relating to these matters. In January 1996, PRDCO received an assessment from the tax authorities, for fiscal year 1993, for additional taxes and interest of approximately $86 million and $18 million, respectively. The additional assessment arises from the same assertion by the Belgian tax authorities of jurisdiction with respect to all income of the Irish branch of PRDCO. Based upon the relevant facts regarding the Irish branch of PRDCO and the provisions of the Belgian tax laws and the written opinions of outside counsel, we believe that the assessments are without merit.

     We believe that our accrued tax liabilities are adequate for all years.

10 Benefit Plans

Our pension plans cover most employees worldwide. Our postretirement plans provide medical and life insurance benefits to retirees and their eligible dependents.

     Information regarding our pension and postretirement benefit obligation follows:

--------------------------------------------------------------------------------
                                    Pension                  Postretirement
                          ------------------------     ------------------------
(percentages)             1999     1998      1997      1999      1998      1997
--------------------------------------------------------------------------------
Weighted-average
  assumptions:
  Discount rate:
   U.S. plans              7.5      6.8       7.0       7.5       6.8       7.0
   International plans     5.1      5.3       5.9
  Rate of compensation
  increase:
   U.S. plans              4.5      4.5       4.5
   International plans     3.7      3.4       3.9
--------------------------------------------------------------------------------

     The following tables present reconciliations of the benefit obligation of the plans; the plan assets of the pension plans and the funded status of the plans:

-----------------------------------------------------------------------------------------
                                      Pension                        Postretirement
                           -----------------------------    -----------------------------
(millions of dollars)         1999      1998       1997       1999        1998       1997
-----------------------------------------------------------------------------------------
Change in benefit
  obligation
Benefit obligation at
  beginning of year        $ 3,177    $ 2,674    $ 2,130    $   286    $   287    $   285
Service cost                   169        151        105          7         10          7
Interest cost                  192        181        145         18         20         19
Employee
  contributions                  9          6          6
Plan amendments                 13         15        274          2       --         --
Plan net (gains)/losses         87        354        240        (30)        (3)        (7)
Foreign exchange
  impact                        28         36       (103)
Acquisitions                  --         --            3       --         --         --
Divestitures                   (42)       (26)      --         --         --         --
Curtailments                  --          (26)        (1)      --          (10)      --
Settlements                     (1)       (10)        (1)      --         --         --
Benefits paid                 (221)      (178)      (124)       (20)       (18)       (17)
-----------------------------------------------------------------------------------------
Benefit obligation at
  end of year              $ 3,411    $ 3,177    $ 2,674    $   263    $   286    $   287
-----------------------------------------------------------------------------------------
Change in
  plan assets
Fair value of plan
  assets at beginning
  of year                  $ 3,194    $ 2,793    $ 2,410
Actual return on plan
  assets                       464        530        491
Company
  contributions                 76         63         50
Employee
  contributions                  9          6          6
Foreign exchange
  impact                        26          3        (57)
Acquisitions                  --         --            1
Divestitures                   (34)       (23)      --
Settlements                     (1)       (13)        (1)
Benefits paid                 (206)      (165)      (107)
-----------------------------------------------------------------------------------------
Fair value of plan
  assets at end of year    $ 3,528    $ 3,194    $ 2,793
-----------------------------------------------------------------------------------------
Funded status:
  Plan assets in excess
   of/(less than)
   benefit
   obligation              $   117    $    17    $   119    $  (263)   $  (286)   $  (287)
  Unrecognized:
   Net transition asset         (4)        (4)       (10)      --         --         --
   Net (gains)/
    losses                     (75)         1        (86)       (56)       (26)       (24)
   Prior service
    costs/(gains)              240        248        310        (27)       (47)       (83)
-----------------------------------------------------------------------------------------
Net amount
  recognized               $   278    $   262    $   333    $  (346)   $  (359)   $  (394)
-----------------------------------------------------------------------------------------


     The components in the balance sheet consist of:

--------------------------------------------------------------------------------
                                      Pension                Postretirement
                             -------------------------  -----------------------
(millions of dollars)          1999     1998     1997     1999    1998     1997
--------------------------------------------------------------------------------
Prepaid benefit cost         $ 537    $ 504    $ 499    $  --    $  --    $  --
Accrued benefit
  liability                   (655)    (562)    (362)    (346)    (359)    (394)
Intangible asset                79       71       53     --       --       --
Accumulated other
  comprehensive
  income                       317      249      143     --       --       --
--------------------------------------------------------------------------------
Net amount
  recognized                 $ 278    $ 262    $ 333    $(346)   $(359)   $(394)
--------------------------------------------------------------------------------

     Information related primarily to International plans:

--------------------------------------------------------------------------------
                                                              Pension
                                                      -------------------------
(millions of dollars)                                 1999     1998       1997
--------------------------------------------------------------------------------
Pension plans with an accumulated benefit
 obligation in excess of plan assets:
   Fair value of plan assets                          $400      $323      $294
   Accumulated benefit obligation                      752       693       553
Pension plans with a benefit
  obligation in excess of plan assets:
   Fair value of plan assets                          $496      $435      $422
   Benefit obligation                                  949       901       774
--------------------------------------------------------------------------------

     At December 31, 1999, the major U.S. pension plan held approximately 6.8 million shares of our common stock with a fair value of approximately $220 million. The Plan received approximately $2 million in dividends on these shares in 1999.

     The assumptions used and the annual cost related to these plans follow:

---------------------------------------------------------------------------------------
                                            Pension                    Postretirement
                                    ------------------------     ----------------------
(percentages)                         1999    1998     1997      1999      1998    1997
---------------------------------------------------------------------------------------
Weighted average
  assumptions:
   Expected return on plan assets:
    U.S. plans                        10.0    10.0     10.0
    International plans                7.3     8.1      7.5
---------------------------------------------------------------------------------------
(millions of dollars)
---------------------------------------------------------------------------------------
Service cost                         $ 169    $ 151    $ 105    $   7    $  10    $   7
Interest cost                          192      181      145       18       20       19
Expected return on
  plan assets                         (275)    (249)    (208)
Amortization of:
   Prior service costs/
     (gains)                            19       24       34      (18)     (24)     (24)
   Net transition asset                 (5)      (6)      (5)    --       --       --
   Net losses/(gains)                   12       10        2     --         (1)      (1)
Curtailments and
  settlements -- net*                 --         28     --       --        (22)    --
---------------------------------------------------------------------------------------
Net periodic benefit
  cost/(gain)                        $ 112    $ 139    $  73    $   7    $ (17)   $   1
---------------------------------------------------------------------------------------

*Includes approximately $12 million of special termination pension benefits for certain MTG employees in 1998.

Pfizer Inc and Subsidiary Companies

     An average increase of 6.9% in the cost of health care benefits was assumed for 2000 and is projected to decrease over the next five years to 5.2% and to then remain at that level.

     A 1% change in the medical trend rate assumed for postretirement benefits would have the following effects at December 31, 1999:

--------------------------------------------------------------------------------
(millions of dollars)                               1% Increase     1% Decrease
--------------------------------------------------------------------------------
Total of service and interest
  cost components                                       $ 1           $ (1)
Postretirement benefit obligation                        13            (12)
--------------------------------------------------------------------------------

     We have savings and investment plans for most employees in the U.S., Puerto Rico, the U.K. and Ireland. Employees may contribute a portion of their salaries to the plans and we match a portion of the employee contributions. Our contributions were $50 million in 1999, $48 million in 1998 and $43 million in 1997.

11 Lease Commitments

We lease properties for use in our operations. In addition to rent, the leases require us to pay directly for taxes, insurance, maintenance and other operating expenses, or to pay higher rent when operating expenses increase. Rental expense, net of sublease income, was $158 million in 1999, $131 million in 1998 and $127 million in 1997. This table shows future minimum rental commitments under noncancellable leases at December 31, 1999:

--------------------------------------------------------------------------------
                                                                           After
(millions of dollars)    2000      2001      2002      2003      2004      2004
--------------------------------------------------------------------------------
Lease commitments         $54       $45       $40       $29       $27      $286
--------------------------------------------------------------------------------

12 Common Stock

We effected a three-for-one stock split of our common stock in the form of a 200% stock dividend in 1999 and a two-for-one split of our common stock in the form of a 100% stock dividend in 1997. All share and per share information in this report reflects both splits. Per share data may reflect rounding adjustments as a result of the three-for-one split.

     Under the current share-purchase program begun in September 1998, we are authorized to purchase up to $5 billion of our common stock. In 1999, we purchased approximately 65.6 million shares of our common stock in the open market at an average price of $38 per share. Since the beginning of this program, we have purchased 80.4 million shares of our common stock for approximately $3 billion. In September 1998, we completed a program under which we purchased 79.2 million shares of our common stock at a total cost of $2 billion. In 1998, we purchased approximately 57.8 million shares of our common stock at an average price of $33 per share under these share-purchase programs. Of the 57.8 million shares repurchased in 1998, 14.8 million shares were repurchased under the share-purchase program which started in September 1998, for a total cost of $525 million.

13 Preferred Stock Purchase Rights

Preferred Stock Purchase Rights have a scheduled term through October 2007, although the term may be extended or the Rights may be redeemed prior to expiration. One right was issued for each share of common stock issued by our company. These rights are not exercisable unless certain change-in-control events transpire, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock or an announcement of a tender offer for at least 30% of our stock. The rights are evidenced by corresponding common stock certificates and automatically trade with the common stock unless an event transpires that makes them exercisable. If the rights become exercisable, separate certificates evidencing the rights will be distributed and each right will entitle the holder to purchase a new series of preferred stock at a defined price from our company. The preferred stock, in addition to preferred dividend and liquidation rights, will entitle the holder to vote with the company's common stock.

     The rights are redeemable by us at a fixed price until 10 days, or longer as determined by the Board, after certain defined events, or at any time prior to the expiration of the rights.

     We have reserved 3.0 million preferred shares to be issued pursuant to these rights. No such shares have yet been issued. At the present time, the rights have no dilutive effect on the earnings per common share calculation.

14 Employee Benefit Trusts

In 1993, we sold 120 million shares of treasury stock to the Pfizer Inc. Grantor Trust in exchange for a $600 million note. The Trust was established primarily to fund our employee benefit plans. In February 1999, the Trust transferred 10 million shares to us to satisfy the balance due on its note and contributed its remaining 90 million shares to the newly established Pfizer Inc. Employee Benefit Trust (EBT). The Grantor Trust was then dissolved and the shares of the EBT will now be used to fund employee benefit plans. The Balance Sheet reflects the fair value of the shares owned by the EBT as a reduction of Shareholders' Equity.

                                             Pfizer Inc and Subsidiary Companies


15 Earnings Per Share

The weighted average common shares used in the computations of basic earnings per common share and earnings per common share assuming dilution were as follows:

--------------------------------------------------------------------------------
(millions, except per share data)                    1999        1998       1997
--------------------------------------------------------------------------------
Earnings:
  Income from continuing operations               $ 3,199     $ 1,950    $ 2,082
  Discontinued operations -- net of tax               (20)      1,401        131
--------------------------------------------------------------------------------
  Net income                                      $ 3,179     $ 3,351    $ 2,213
--------------------------------------------------------------------------------
Basic:
  Weighted average number of
   common shares outstanding                        3,775       3,789      3,771
--------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations              $   .85     $   .51    $   .55
   Discontinued operations -- net of tax             (.01)        .37        .04
--------------------------------------------------------------------------------
   Net income                                     $   .84     $   .88    $   .59
--------------------------------------------------------------------------------
Diluted:
  Weighted average number of
   common shares outstanding                        3,775       3,789      3,771
  Common share equivalents --
   stock options and stock issuable
   under employee compensation plans                  109         156        138
--------------------------------------------------------------------------------
  Weighted average number of
   common shares and common
   share equivalents                                3,884       3,945      3,909
--------------------------------------------------------------------------------
  Earnings per common share
   Income from continuing operations              $   .82     $   .49    $   .53
   Discontinued operations -- net of tax             --           .36        .04
--------------------------------------------------------------------------------
   Net income                                     $   .82     $   .85    $   .57
================================================================================

     Options to purchase 115 million shares were outstanding during 1999 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares.

16 Stock Option and Performance Awards

We may grant stock options to any employee, including officers, under our Stock and Incentive Plan. Options are exercisable after five years or less, subject to continuous employment and certain other conditions and expire 10 years after the grant date. Once exercisable, the employee can purchase shares of our common stock at the market price on the date we granted the option.

     The Plan also allows for stock appreciation rights, stock awards and performance awards. In 1999, shareholders approved amendments to increase the shares available in the Plan and to extend its term through 2008.

     The following table summarizes information concerning options outstanding under the Plan at December 31, 1999:

--------------------------------------------------------------------------------
(thousands
of shares)                     Options Outstanding          Options Exercisable
---------------------------------------------------------  --------------------
                                    Weighted
                                     Average   Weighted                Weighted
                         Number    Remaining    Average       Number    Average
       Range of     Outstanding  Contractual   Exercise  Exercisable   Exercise
Exercise Prices     at 12/31/99  Term (years)     Price  at 12/31/99      Price
-------------------------------------------------------  ----------------------
$ 0 - $  10              85,308        4.0       $ 6.40     84,401     $ 6.38
 10 -    15              36,677        6.6        12.42     34,439      12.42
 15 -    20              35,486        7.7        18.34     21,145      18.35
 20 -    40              48,730        8.7        35.18     14,114      35.18
 over    40              66,904        9.2        42.07       --         --
================================================================================

     The following table summarizes the activity for the Plan:

-------------------------------------------------------------------------------
                                                           Under Option
                                                    ---------------------------
                                      Shares                          Weighted
                                Available for                 Average Exercise
(thousands of shares)                   Grant        Shares    Price Per Share
-------------------------------------------------------------------------------
Balance January 1, 1997              105,042        259,284       $    7.21
  Granted                            (42,612)        42,612           18.35
  Exercised                             --          (46,983)           5.38
  Cancelled                            1,959         (2,016)          12.89
-------------------------------------------------------------------------------
Balance December 31, 1997             64,389        252,897            9.39
  Granted                            (52,860)        52,860           35.21
  Exercised                             --          (54,888)           7.04
  Cancelled                            1,212         (1,257)          19.91
-------------------------------------------------------------------------------
Balance December 31, 1998             12,741        249,612           15.32
  Authorized                         165,000           --               --
  Granted                            (67,963)        67,963           42.07
  Exercised                             --          (41,524)           9.57
  Cancelled                            2,928         (2,946)          35.41
-------------------------------------------------------------------------------
Balance December 31, 1999            112,706        273,105           22.63
===============================================================================

Options granted in 1999 include options for 450 shares granted to every eligible employee worldwide in celebration of our 150th Anniversary.

The tax benefits related to certain stock option transactions were $228 million in 1999, $274 million in 1998 and $88 million in 1997.

     The weighted-average fair value per stock option granted was $13.57 for 1999 options, $11.31 for 1998 options and $5.59 for the 1997 options. We estimated the fair values using the Black-Scholes option pricing model, modified for dividends and using the following assumptions:

-------------------------------------------------------------------------------
                                                  1999        1998      1997
-------------------------------------------------------------------------------
Expected dividend yield                          1.02%       1.02%     1.76%
Risk-free interest rate                          5.26%       5.23%     6.23%
Expected stock price volatility                 25.98%      26.29%    25.56%
Expected term until exercise (years)             5.75        5.75      5.50
===============================================================================

Pfizer Inc and Subsidiary Companies

     The following table summarizes results as if we had recorded compensation expense for the 1999, 1998 and 1997 option grants:

--------------------------------------------------------------------------------
(millions of dollars,
except per share data)                       1999          1998            1997
--------------------------------------------------------------------------------
Net income:
  As reported                            $  3,179      $  3,351       $   2,213
  Pro forma                                 2,750         3,149           2,087
Basic earnings per share:
  As reported                            $    .84      $    .88       $     .59
  Pro forma                                   .73           .83             .55
Diluted earnings per share:
  As reported                            $    .82      $    .85       $     .57
  Pro forma                                   .71           .80             .53
--------------------------------------------------------------------------------

     The Performance-Contingent Share Award Program was established effective in 1993 to provide executives and other key employees the right to earn common stock awards. We determine the award payouts after the performance period ends, based on specific performance criteria. Under the Program, up to 120 million shares may be awarded. We awarded approximately 2,276,000 shares in 1999, approximately 1,959,000 shares in 1998 and approximately 1,347,000 shares in 1997. At December 31, 1999, program participants had the right to earn up to
12.3 million additional shares. Compensation expense related to the Program was $64 million in 1999, $202 million in 1998 and $74 million in 1997.

     We entered into two forward-purchase contracts in 1998 and on maturity they were extended. These contracts offset the potential impact on net income of our liability under the Program. At settlement date we will, at the option of the counterparty to the contract, either receive our own stock or settle the contracts for cash. Other contract terms are as follows:

--------------------------------------------------------------------------------
                                                               Maximum Maturity
                                                                     in Years
                                                       -------------------------
Number of Shares (thousands)     Per Share             1999           1998
--------------------------------------------------------------------------------
 3,000                             $33.73               --               .9
 3,017                              33.75                .9              --
--------------------------------------------------------------------------------


     The financial statements include the following items related to these contracts:

     Prepaid expenses and taxes includes:

          -    fair value of these contracts

     Other deductions -- net includes:

          -    changes in the fair value of these contracts

17 Insurance

We maintain insurance coverage adequate for our needs. Under our insurance contracts, we usually accept self-insured retentions appropriate for our specific business risks.

18 Litigation

The Company is involved in a number of claims and litigations, including product liability claims and litigations considered normal in the nature of its businesses. These include suits involving various pharmaceutical and hospital products that allege either reaction to or injury from use of the product. In addition, from time to time the Company is involved in, or is the subject of, various governmental or agency inquiries or investigations relating to its businesses.

     In 1999, the Company pleaded guilty to one count of price fixing of sodium erythorbate from July 1992 until December 1994, and one count of market allocation of maltol from December 1989 until December 1995, and paid a total fine of $20 million. The activities at issue involved the Company's former Food Science Group, a division that manufactured food additives and that the Company divested in 1996. The Department of Justice has stated that no further antitrust charges will be brought against the Company relating to the former Food Science Group, that no antitrust charges will be brought against any current director, officer or employee of the Company for conduct related to the products of the former Food Science Group, and that none of the Company's current directors, officers or employees was aware of any aspect of the activity that gave rise to the violations. Five purported class action suits involving these products have been filed against the Company; two in California State Court, and three in New York Federal Court. The Company does not believe that this plea and settlement, or civil litigation involving these products, will have a material effect on its business or results of operations.

     On June 9, 1997, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Mylan Pharmaceuticals for a sustained-release nifedipine product asserted to be bioequivalent to Procardia XL. Mylan's notice asserted that the proposed formulation does not infringe relevant licensed Alza and Bayer patents and thus that approval of their ANDA should be granted before patent expiration. On July 18, 1997, the Company, together with Bayer AG and Bayer Corporation, filed a patent-infringement suit against Mylan Pharmaceuticals Inc. and Mylan Laboratories Inc. in the United States District Court for the Western District of Pennsylvania with respect to Mylan's ANDA. Suit was filed under Bayer AG's U.S. Patent No. 5,264,446, licensed to the Company, relating to nifedipine of a specified particle size range. Mylan has filed its answer denying infringement and a scheduling order has been entered. On December 17, 1999, Mylan received final approval from the FDA for its 30 mg. extended-release nifedipine tablet. On March 16, 1999, the United States District Court granted Mylan's motion to file an amended answer and antitrust counterclaims. All discovery on the antitrust counterclaims is stayed pending resolution of the patent misuse claims. On March 29, 1999, Mylan filed a motion for summary judgment based on an adverse decision against Bayer in Bayer's litigation against Elan Pharmaceutical Research Corp. which involved the same nifedipine particle size

                                             Pfizer Inc and Subsidiary Companies

patent. Discovery has been essentially completed and the parties dispositive motions were filed by an extended deadline of July 19, 1999, including Pfizer and Bayer's summary judgment motion seeking to dismiss Mylan's patent misuse defenses and counterclaims. On December 13, 1999, Mylan filed its opposition to plaintiffs' motion for summary judgment dismissing Mylan's patent misuse defense and counterclaim, and Bayer and the Company filed their opposition to Mylan's motion for summary judgment of non-infringement. The parties reply memoranda in support of their motions were filed on December 28, 1999.

     On or about February 23, 1998, Bayer AG received notice that Biovail Laboratories Incorporated had filed an ANDA for a sustained-release nifedipine product asserted to be bioequivalent to one dosage strength (60 mg.) of Procardia XL. The notice was subsequently received by the Company as well. The notice asserts that the Biovail product does not infringe Bayer's U.S. Patent No. 5,264,446. On March 26, 1998, the Company received notice of the filing of an ANDA by Biovail Laboratories of a 30 mg. dosage formulation of nifedipine alleged to be bioequivalent to Procardia XL. On April 2, 1998, Bayer and Pfizer filed a patent-infringement action against Biovail, relating to their 60 mg. nifedipine product, in the United States District Court for the District of Puerto Rico. On May 6, 1998, Bayer and Pfizer filed a second patent infringement action in Puerto Rico against Biovail under the same patent with respect to Biovail's 30 mg. nifedipine product. These actions have been consolidated for discovery and trial. On April 24, 1998, Biovail Laboratories Inc. brought suit in the United States District Court for the Western District of Pennsylvania against the Company and Bayer seeking a declaratory judgment of invalidity of and/or non-infringement of the 5,264,446 nifedipine patent as well as a finding of violation of the antitrust laws. Biovail has also moved to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. Pfizer has opposed this motion to transfer and on June 19, 1998, moved to dismiss Biovail's declaratory judgment action and antitrust action in the Western District of Pennsylvania, or in the alternative, to stay the action pending the outcome of the infringement actions in Puerto Rico. On January 4, 1999, the District Court in Pennsylvania granted Pfizer's motion for a stay of the antitrust action pending the outcome of the infringement actions in Puerto Rico. On January 29, 1999, the District Court in Puerto Rico denied Biovail's motion to transfer the patent infringement actions from Puerto Rico to the Western District of Pennsylvania. On April 12, 1999, Biovail filed a motion for summary judgment also based in part on the summary judgment motion granted to Elan in the Bayer v. Elan litigation in the Northern District of Georgia. Pfizer and Bayer's response was filed on April 26, 1999. On September 20, 1999, the United States District Court in Puerto Rico denied Biovail's motion for summary judgment without prejudice to their refiling after completion of discovery in the Procardia XL patent-infringement litigation. The court set an expedited discovery schedule with a deadline of December 30, 1999, to complete discovery of parties and fact witnesses and February 29, 2000, to complete discovery of expert witnesses. On December 20, 1999, the court extended the date to complete fact discovery to January 28, 2000, and that of expert discovery to March 15, 2000. A status conference with the court is scheduled for March 17, 2000.

     On April 2, 1998, the Company received notice from Lek U.S.A. Inc. of its filing of an ANDA for a 60 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On May 14, 1998, Bayer and Pfizer commenced suit against Lek for infringement of Bayer's U.S. Patent No. 5,264,446, as well as for infringement of a second Bayer patent, No. 4,412,986 relating to combinations of nifedipine with certain polymeric materials. On September 14, 1998, Lek was served with the summons and complaint. Plaintiffs amended the complaint on November 10, 1998, limiting the action to infringement of U.S. Patent 4,412,986. On January 19, 1999, Lek filed a motion to dismiss the complaint alleging infringement of U.S. Patent 4,412,986. Pfizer responded to this motion and oral argument has been held in abeyance pending a settlement conference. In September 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. Patent No. 4,412,986 on November 2, 2000.

     On February 10, 1999, the Company received a notice from Lek U.S.A. of its filing of an ANDA for a 90 mg. formulation of nifedipine alleged to be bioequivalent to Procardia XL. On March 25, 1999, Bayer and Pfizer commenced suit against Lek for infringement of the same two Bayer patents originally asserted against Lek's 60 mg. formulation. This case was also the subject of a settlement conference. In September, 1999, a settlement agreement was entered into among the parties staying this litigation until the expiration of U.S. patent No. 4,412,986 on November 2, 2000.

     On November 9, 1998, Pfizer received an ANDA notice letter from Martec Pharmaceutical, Inc. for generic versions (30 mg., 60 mg., 90 mg.) of Procardia XL. On or about December 18, 1998, Pfizer received a new ANDA certification letter stating that the ANDA had actually been filed in the name of Martec Scientific, Inc. On December 23, 1998, Pfizer brought an action against Martec Pharmaceutical, Inc. and Martec Scientific, Inc. in the Western District of Missouri for infringement of Bayer's patent relating to nifedipine of a specific particle size. On January 26, 1999, a second complaint was filed against Martec Scientific in the Western District of Missouri based on Martec's new ANDA certification letter. Martec filed its response to this complaint on February 26, 1999. A hearing to determine claim scope is scheduled for June 1, 2000.

     Pfizer filed suit on July 8, 1997, against the FDA in the United States District Court for the District of Columbia, seeking a declaratory judgment and injunctive relief enjoining the FDA from processing Mylan's ANDA or any other ANDA submission referencing Procardia XL that uses a different extended-release mechanism. Pfizer's suit alleges that extended-release mechanisms that are not identical to the osmotic pump mechanism of Procardia XL constitute different dosage forms

Pfizer Inc and Subsidiary Companies

requiring the filing and approval of suitability petitions under the Food Drug and Cosmetics Act before the FDA can accept an ANDA for filing. Mylan intervened in Pfizer's suit. On March 31, 1998, the U.S. District Judge granted the government's motion for summary judgment against the Company. On July 16, 1999, the D.C. Court of Appeals dismissed the appeal on the ground that since the FDA had not approved any ANDA referencing Procardia XL that uses a different extended-release mechanism than the osmotic pump mechanism of Procardia XL, it was premature to maintain this action, stating that Pfizer has the right to bring such an action if, and when, the FDA approves such an ANDA. Subsequent to FDA's final approval of Mylan's ANDA, on December 18, 1999 Pfizer filed suit against FDA in the United States District Court for the District of Delaware. The suit alleges that FDA unlawfully approved Mylan's 30 mg. extended release product because FDA had not granted an ANDA suitability petition reflecting a difference in dosage form from Procardia XL.

     On March 31, 1999, the Company received notice from TorPharm of its filing, through its U.S. agent Apotex Corp., of an ANDA for 1 mg., 2 mg., 4 mg. and 8 mg. tablets alleged to be bioequivalent to Cardura (doxazosin mesylate). The notice letter alleges that Pfizer's patent on doxazosin is invalid in view of certain prior art references. Following a review of these allegations, suit was filed in the United States District Court for the Northern District of Illinois against TorPharm and Apotex Corp. on May 14, 1999. The defendants requested a 90-day period in which to file their answer. The request was granted and TorPharm/Apotex's answer was filed by August 19, 1999. Discovery is in progress. On June 2, 1999, FDA was notified that given the patent litigation and pursuant to provisions of the Federal Food Drug and Cosmetic Act, the FDA may not approve the TorPharm application for thirty months from filing or resolution of the litigation.

     On May 5, 1999, the Company filed an action against Sibia Neurosciences, Inc. in the United States District Court for the District of Delaware seeking a declaratory judgment that two Sibia patents claiming reporter gene drug screening assays are invalid, not infringed by the Company, and unenforceable due to Sibia's misuse of its patent rights in seeking certain license terms. On May 27, 1999, Sibia Neurosciences, Inc. filed an answer to the Company's declaratory judgment action in which Sibia denies that a prior case or controversy existed, but admits that a case or controversy does now exist regarding at least one patent in suit, denies the invalidity, unenforceability and non-infringement of the patents in suit, and asserts various jurisdictional and equitable defenses, affirmative defenses, and lack of standing by the Company to assert patent misuse. Sibia Neurosciences also filed a counterclaim alleging willful infringement by the Company of one of the patents in suit. A reply to that counterclaim denying Sibia's allegation has been filed. The parties submitted a joint status report to the court on December 14, 1999, in which the parties agreed to complete fact discovery by August 21, 2000, and commence trial on January 8, 2001.

     On May 19, 1999, Abbott Laboratories filed an action against the Company in the United States District Court of the Northern District of Illinois alleging that the Company's use, sale or manufacture of trovafloxacin infringes Abbott's United States Patent No. 4,616,019 claiming naphthyriding antibiotics and seeking a permanent injunction and damages. An answer denying these allegations was filed on June 9, 1999. Discovery is in progress.

     On December 17, 1999, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Zenith Goldline Pharmaceuticals for 50 mg. and 100 mg. tablets of sertraline hydrocholoride alleged to be bioequivalent to Zoloft. Zenith has certified to the FDA that it will not engage in the manufacture, use or sale of sertraline hydrochloride until the expiration of Pfizer's U.S. Patent 4,536,518, which covers sertraline per se and expires December 30, 2005. Zenith has also alleged in its certification to the FDA that the manufacture, use and sale of Zenith's product will not infringe Pfizer's U.S. Patent 4,962,128, which covers methods of treating an anxiety-related disorder or Pfizer's U.S. Patent 5,248,699, which covers a crystalline polymorph of sertraline hydrochloride. These patents expire in November 2009 and August 2012, respectively. On January 28, 2000, the Company filed a patent infringement action against Zenith Goldline and its parent Ivax Corporation in the United States District Court for the District of New Jersey for infringement of the '128 and '699 patents.

     On February 1, 2000, the Company received notice of the filing of an Abbreviated New Drug Application (ANDA) by Novopharm Limited for 50 mg, 100 mg, 150 mg and 200 mg tablets of fluconazole alleged to be bioequivalent to DIFLUCAN. Novopharm has certified to the FDA its position that the Company's U.S. Patent 4,404,216, which covers fluconazole, is invalid. This patent expires in January 2004. The Company is evaluating Novopharm's notice.

     In pre-existing litigation between Pioneer Hi-Bred International, Inc. and DeKalb Genetics Corporation in the United States District Court for the Southern District of Iowa, the court granted on October 8, 1999 Pioneer's motion to add additional parties, including Pfizer Inc. and Monsanto Co. (the present owner of DeKalb Genetics Corporation), as codefendant parties. The amended complaint, which claims violations of the federal Lanham Act and Iowa state law stemming from the codefendants' alleged use of Pioneer's corn seed germplasm in the development of competitive corn seed products, was served on the Company on October 19. The Company filed its answer on December 15, 1999.

     On September 22, 1999, the jury in a trademark-infringement litigation brought against the Company by Trovan Ltd. and Electronic Identification Devices, Ltd. relating to use of the TROVAN mark for trovafloxacin issued a verdict in favor of the plaintiffs with respect to liability, holding that the Company had infringed Trovan Ltd.'s mark and had acted in bad faith. Following a further damage trial, on October 12, 1999, the jury awarded Trovan Ltd. a total of $143 million in

                                            Pfizer Inc and Subsidiary Companies

damages, comprised of $5 million actual damages, $3 million as a reasonable royalty and $135 million in punitive damages. The court held a hearing on December 27, 1999, on whether to award the plaintiffs profits based on the Company's sales of Trovan and, if so, the amount of same. The Company's motion for mistrial remains outstanding.

     As previously disclosed, a number of lawsuits and claims have been brought against the Company and Shiley Incorporated, a wholly owned subsidiary, alleging either personal injury from fracture of 60(degree) or 70(degree) Shiley Convexo Concave ("C/C") heart valves, or anxiety that properly functioning implanted valves might fracture in the future, or personal injury from a prophylactic replacement of a functioning valve.

     In an attempt to resolve all claims alleging anxiety that properly functioning valves might fracture in the future, the Company entered into a settlement agreement in January 1992 in Bowling v. Shiley, et al., a case brought in the United States District Court for the Southern District of Ohio, that established a worldwide settlement class of people with C/C heart valves and their spouses, except those who elected to exclude themselves. The settlement provided for a Consultation Fund of $90 million, which was fixed by the number of claims filed, from which valve recipients received payments that are intended to cover their cost of consultation with cardiologists or other health care providers with respect to their valves. The settlement agreement established a second fund of at least $75 million to support C/C valve-related research, including the development of techniques to identify valve recipients who may have significant risk of fracture, and to cover the unreimbursed medical expenses that valve recipients may incur for certain procedures related to the valves. The Company's obligation as to coverage of these unreimbursed medical expenses is not subject to any dollar limitation. Following a hearing on the fairness of the settlement, it was approved by the court on August 19, 1992, and all appeals have been exhausted.

     Generally, the plaintiffs in all of the pending heart valve litigations seek money damages. Based on the experience of the Company in defending these claims to date, including insurance proceeds and reserves, the Company is of the opinion that these actions should not have a material adverse effect on the financial position or the results of operations of the Company. Litigation involving insurance coverage for the Company's heart valve liabilities has been resolved.

     The Company's operations are subject to federal, state, local and foreign environmental laws and regulations. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Similar designations have been made by some state environmental agencies under applicable state Superfund laws. Such designations are made regardless of the extent of the Company's involvement. There are also claims that the Company may be a responsible party or participant with respect to several waste site matters in foreign jurisdictions. Such claims have been made by the filing of a complaint, the issuance of an administrative directive or order, or the issuance of a notice or demand letter. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigative or remedial actions. In many cases, the dollar amount of the claim is not specified. In most cases, claims have been asserted against a number of other entities for the same recovery or other relief as was asserted against the Company. The Company is currently participating in remedial action at a number of sites under federal, state, local and foreign laws.

     To the extent possible with the limited amount of information available at this time, the Company has evaluated its responsibility for costs and related liability with respect to the above sites and is of the opinion that the Company's liability with respect to these sites should not have a material adverse effect on the financial position or the results of operations of the Company. In arriving at this conclusion, the Company has considered, among other things, the payments that have been made with respect to the sites in the past; the factors, such as volume and relative toxicity, ordinarily applied to allocate defense and remedial costs at such sites; the probable costs to be paid by the other potentially responsible parties; total projected remedial costs for a site, if known; existing technology; and the currently enacted laws and regulations. The Company anticipates that a portion of these costs and related liability will be covered by available insurance.

     Through the early 1970s, Pfizer Inc. (Minerals Division) and Quigley Company, Inc. ("Quigley"), a wholly owned subsidiary, sold a minimal amount of one construction product and several refractory products containing some asbestos. These sales were discontinued thereafter. Although these sales represented a minor market share, the Company has been named as one of a number of defendants in numerous lawsuits. These actions, and actions related to the Company's sale of talc products in the past, claim personal injury resulting from exposure to asbestos-containing products, and nearly all seek general and punitive damages. In these actions, the Company or Quigley is typically one of a number of defendants, and both are members of the Center for Claims Resolution (the "CCR"), a joint defense organization of sixteen defendants that is defending these claims. The Company and Quigley are responsible for varying percentages of defense and liability payments for all members of the CCR. A number of cases alleging property damage from asbestos-containing products installed in buildings have also been brought against the Company, but most have been resolved.

     As of January 29, 2000, there were 57,328 personal injury claims pending against Quigley and 26,890 such claims against the Company (excluding those that are inactive or have been settled in principle), and 68 talc cases against the Company.

     The Company believes that its costs incurred in defending

Pfizer Inc and Subsidiary Companies


and ultimately disposing of the asbestos personal injury claims, as well as the property damage and talc claims, will be largely covered by insurance policies issued by several primary insurance carriers and a number of excess carriers that have agreed to provide coverage, subject to deductibles, exclusions, retentions and policy limits. Litigation against excess insurance carriers seeking damages and/or declaratory relief to secure their coverage obligations has now been largely resolved, although claims against several of such insureds do remain pending. Based on the Company's experience in defending the claims to date and the amount of insurance coverage available, the Company is of the opinion that the actions should not ultimately have a material adverse effect on the financial position or the results of operations of the Company.

     In 1993, the Company was named, together with numerous other manufacturers of brand-name prescription drugs and certain companies that distribute brand-name prescription drugs, in suits in federal and state courts brought by various groups of retail pharmacy companies, alleging that the manufacturers violated the Sherman Act by agreeing not to give retailers certain discounts and that the failure to give such discounts violated the Robinson Patman Act. A class action was brought on the Sherman Act claim, as well as additional actions by approximately 3,500 individual retail pharmacies and a group of chain and supermarket pharmacies (the "individual actions") on both the Sherman Act and Robinson Patman Act claims. A retailer class was certified in 1994 (the "Federal Class Action"). In 1996, fifteen manufacturer defendants, including the Company, settled the Federal Class Action. The Company's share was $31.25 million, payable in four annual installments without interest. Trial began in September 1998 for the class case against the non-settlers, and the District Court also permitted the opt-out plaintiffs to add the wholesalers as named defendants in their cases. The District Court dismissed the case at the close of the plaintiffs' evidence. The plaintiffs appealed and, on July 13, 1999, the Court of Appeals upheld most of the dismissal but remanded on one issue, while expressing doubts that the plaintiffs could prove any damages.

     Retail pharmacy cases also have been filed in state courts in five states, and consumer class actions were filed in state courts in fourteen states and the District of Columbia alleging injury to consumers from the failure to give discounts to retail pharmacy companies.

     In addition to its settlement of the retailer Federal Class Action (see above), the Company has also settled several major opt-out retail cases, and along with other manufacturers: (1) has entered into an agreement to settle all outstanding consumer class actions (except Alabama, California and North Dakota), which settlement is going through the approval process in the various courts in which the actions are pending; and (2) has entered into an agreement to settle the California consumer case, which has been approved by the Court there.

     The Company believes that these brand-name prescription drug antitrust cases, which generally seek damages and certain injunctive relief, are without merit.

     The Federal Trade Commission opened an investigation focusing on the pricing practices at issue in the above pharmacy antitrust litigation. In July 1996, the Commission issued a subpoena for documents to the Company, among others, to which the Company responded. A second subpoena was issued to the Company for documents in May 1997 and the Company again responded. We are not aware of any further activity.

     FDA administrative proceedings relating to Plax are pending, principally an industry-wide call for data on all anti-plaque products by the FDA. The call-for-data notice specified that products that have been marketed for a material time and to a material extent may remain on the market pending FDA review of the data, provided the manufacturer has a good faith belief that the product is generally recognized as safe and effective and is not misbranded. The Company believes that Plax satisfied these requirements and prepared a response to the FDA's request, which was filed on June 17, 1991. This filing, as well as the filings of other manufacturers, is still under review and is currently being considered by an FDA Advisory Committee. The Committee has issued a draft report recommending that plaque removal claims should not be permitted in the absence of data establishing efficacy against gingivitis. The process of incorporating the Advisory Committee recommendations into a final monograph is expected to take several years. If the draft recommendation is ultimately accepted in the final monograph, although it would have a negative impact on sales of Plax, it will not have a material adverse effect on the sales, financial position or operations of the Company.

     On January 15, 1997, an action was filed in Circuit Court, Chambers County, Alabama, purportedly on behalf of a class of consumers, variously defined by the laws or types of laws governing their rights and encompassing residents of up to 47 states. The complaint alleges that the Company's claims for Plax were untrue, entitling them to a refund of their purchase price for purchases since 1988. A hearing on Plaintiffs' motion to certify the class was held on June 2, 1998. We are awaiting the Court's decision. The Company believes the complaint is without merit.

     Since December 1998, four actions have been filed, in state courts in Houston, San Francisco, Chicago and New Orleans, purportedly on behalf of statewide (California) or nationwide (Houston, Chicago and New Orleans) classes of consumers who allege that the Company's and other manufacturers' advertising and promotional claims for Rid and other pediculicides were untrue, entitling them to refunds, other damages and/or injunctive relief. The Houston case has been voluntarily dismissed and proceedings in the San Francisco, Chicago and New Orleans cases are still in early stages of the proceedings. The Company believes the complaints are without merit.

     In December, 1999 and January, 2000, two suits were filed in California state courts against the Company and other manufacturers of zinc oxide-containing powders. The first suit was filed by the Center for Environmental Health and the

                                             Pfizer Inc and Subsidiary Companies

second was filed by an individual plaintiff on behalf of a purported class of purchasers of baby powder products. The suits generally allege that the label of Desitin powder violates California's "Proposition 65" by failing to warn of the presence of lead, which is alleged to be a carcinogen. In January, 2000, the Company received a notice from a California environmental group alleging that the labeling of Desitin ointment and powder violates Proposition 65 by failing to warn of the presence of cadmium, which is alleged to be a carcinogen. Several other manufacturers of zinc oxide-containing topical baby products have received similar notices. The Company believes that the labeling for Desitin complies with applicable legal requirements.

     In April 1996, the Company received a Warning Letter from the FDA relating to the timeliness and completeness of required post-marketing reports for pharmaceutical products. The letter did not raise any safety issue about Pfizer drugs. The Company has been implementing remedial actions designed to remedy the issues raised in the letter. During 1997, the Company met with the FDA to apprise them of the scope and status of these activities. A review of the Company's new procedures was undertaken by FDA in 1999. The Company and Agency met to review the findings of this review and agreed that commitments and remedial measures undertaken by the Company related to the Warning Letter have been accomplished. The Company agreed to keep the Agency informed of its activities as it continues to modify its processes and procedures.

     During May and June, 1999, the FDA and the European Union's Committee for Proprietary Medicinal Products (CPMP) reconsidered the approvals to market Trovan, a broad-spectrum antibiotic, following post-market reports of severe adverse liver reactions to the drug. On June 9, the Company announced that, regarding the marketing of Trovan in the United States, it had agreed to restrict the indications, limit product distribution, make certain other labeling changes and to communicate revised warnings to health care professionals in the United States. On July 1, Pfizer received the opinion of the CPMP recommending a one-year suspension of the licenses to market Trovan in the European Union. The CPMP opinion has been finalized in a Final Decision by the European Commission. Since June, 1999, three suits and several claims have been received by the Company alleging liver injuries due to the ingestion of Trovan. The majority of these claims have been resolved without litigation. In June and July, 1999, two of the lawsuits were filed in the Circuit Court, Hampton County, South Carolina on behalf of a purported class of all persons who received Trovan, seeking compensatory and punitive damages and injunctive relief. One of the suits, seeking injunctive relief, has been dismissed. No substantitive proceedings have yet occurred in the other suit and the Company believes that it is not properly maintainable as a class action, and will defend against it accordingly.

     In October 1999 the Company was sued in an action seeking unspecified damages, costs and attorney's fees on behalf of a purported class of people whose dogs had suffered injury or death after ingesting Rimadyl, an antiarthritic medication for older dogs. The suit, which was filed in state court in South Carolina, is in the early pretrial stages. The Company believes it is without merit.

     During 1998, the Company completed the sale of all of the businesses and companies that were part of the Medical Technology Group. As part of the sale provisions, the Company has retained responsibility for certain items, including matters related to the sale of MTG products sold by the Company before the sale of the MTG businesses. A number of cases have been brought against Howmedica Inc. (some of which also name the Company) alleging that P.C.A. one-piece acetabular hip prostheses sold from 1983 through 1990 were defectively designed and manufactured and pose undisclosed risks to implantees. These cases have now been resolved. Between 1994 and 1996, seven class actions alleging various injuries arising from implantable penile prostheses manufactured by American Medical Systems were filed and ultimately dismissed or discontinued. Thereafter, between late 1996 and early 1998, approximately 700 former members of one or more of the purported classes, represented by some of the same lawyers who filed the class actions, filed individual suits in Circuit Court in Minneapolis alleging damages from their use of implantable penile prostheses. Most of these claims, along with a number of filed and unfiled claims from other jurisdictions, have now been resolved. The Company believes that most if not all of these cases are without merit.

     In June 1993, the Ministry of Justice of the State of Sao Paulo, Brazil, commenced a civil public action against the Company's Brazilian subsidiary, Laboratorios Pfizer Ltda. ("Pfizer Brazil") asserting that during a period in 1991 Pfizer Brazil withheld sale of the pharmaceutical product Diabinese in violation of antitrust and consumer protection laws. The action sought the award of moral, economic and personal damages to individuals and the payment to a public reserve fund. In February 1996, the trial court issued a decision holding Pfizer Brazil liable. The trial court's opinion also established the amount of moral damages for individuals who might make claims later in the proceeding and set out a formula for calculating the payment into the public reserve fund which could have resulted in a sum of approximately $88 million. Pfizer Brazil appealed this decision. In September 1999, the appeals court issued a ruling upholding the trial court's decision as to liability. However, the appeals court decision overturned the trial court's decision concerning damages, ruling that criteria to apply in the calculation of damages, both as to individuals and as to payment of any amounts to the reserve fund, should be established only in a later stage of the proceeding. The Company believes that this action should not have a material adverse effect on the financial position or the results of operations of the Company.

Pfizer Inc and Subsidiary Companies



19 Segment Information and Geographic Data

We operate in the following two business segments:

     - pharmaceutical -- including treatments for heart diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, erectile dysfunction and allergies, as well as self-medications

     - animal health -- products for food animals and companion animals, including antibiotics, vaccines and other veterinary items

     Each separately managed segment offers different products requiring different marketing and distribution strategies.

     We sell our products primarily to customers in the wholesale sector. In 1999, sales to our two largest wholesalers accounted for 14% and 12% of total revenues. These sales were concentrated in the pharmaceutical segment.

     Revenues were in excess of $100 million in each of 12 countries outside the U.S. in 1999. The U.S. was the only country to contribute more than 10% to total revenues. The following tables present segment and geographic information:

Segment Information
---------------------------------------------------------------------------------------------------------------
                                                                         Animal     Corporate/
     (millions of dollars)                        Pharmaceutical         Health         Other    Consolidated
---------------------------------------------------------------------------------------------------------------
Total revenues                               1999       $ 14,859       $  1,345       $   --         $ 16,204
                                             1998         12,230          1,314           --           13,544
                                             1997          9,726          1,329           --           11,055
---------------------------------------------------------------------------------------------------------------
Segment profit                               1999          4,898(1)          67           (517)(2)      4,448(3)
                                             1998          3,574            (77)          (903)(2)      2,594(3)
                                             1997          3,129            112           (374)(2)      2,867(3)
---------------------------------------------------------------------------------------------------------------
Identifiable assets(4)                       1999          9,723          2,144          8,707         20,574
                                             1998          7,987          2,109          8,206         18,302
                                             1997          6,464          2,197          6,330(5)      14,991
---------------------------------------------------------------------------------------------------------------
Property, plant and equipment additions(4)   1999          1,387             90             84          1,561
                                             1998            991             97            110          1,198
                                             1997            687             69            122            878
---------------------------------------------------------------------------------------------------------------
Depreciation and amortization(4)             1999            438             74             30            542
                                             1998            386             82             21            489
                                             1997            337             75             16            428
---------------------------------------------------------------------------------------------------------------


Geographic Data

---------------------------------------------------------------------------------------------------
                                                                                 All
                                               United                          Other
     (millions of dollars)                  States (6)          Japan      Countries   Consolidated
---------------------------------------------------------------------------------------------------
     Total revenues               1999         $9,896          $1,249         $5,059        $16,204
                                  1998          8,205             943          4,396         13,544
                                  1997          6,089             949          4,017         11,055

     Long-lived assets            1999          3,430             487          2,750          6,667
                                  1998          2,905             369          2,499          5,773
                                  1997          2,910             283          2,155          5,348
---------------------------------------------------------------------------------------------------

     (1)  Includes $310 million charge to write off Trovan inventories.

     (2) Includes interest income/(expense) and corporate expenses. Corporate also includes other income/(expense) of the financial subsidiaries (see note 3, "Financial Subsidiaries") and certain performance-based compensation expenses not allocated to the operating segments.

     (3) Consolidated total equals income from continuing operations before provision for taxes on income and minority interests.

     (4) Certain production facilities are shared by various segments. Property, plant and equipment, as well as capital additions and depreciation, are allocated based on physical production. Corporate assets are primarily cash, short-term investments and long-term loans and investments.

     (5)  Includes net assets of discontinued operations.

     (6)  Includes operations in Puerto Rico.

20 Subsequent Event


On February 7, 2000, we announced an agreement to merge with Warner-Lambert Company (Warner-Lambert). Under terms of the merger agreement, which has been approved by the Board of Directors of both Pfizer and Warner-Lambert, we will exchange 2.75 shares of Pfizer voting common stock for each outstanding share of Warner-Lambert voting common stock in a tax-free transaction valued at $98.31 per Warner-Lambert share, or an equity value of $90 billion based on the closing price of our stock on February 4, 2000 of $35.75 per share. Customary and usual provisions will be made for outstanding options and warrants.

     This transaction is subject to customary conditions, including the use of pooling-of-interests accounting, qualifying as a tax-free reorganization, shareholder approval at both companies and usual regulatory approvals.
The transaction is expected to close in mid-2000.